Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated September 24, 2026
Relating to the Prospectus Supplement dated September 11, 2026
Registration No. 333-295142

On September 24, 2026, DeFi Development Corp. (the “Company”) made available a video relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A transcript of the video is attached hereto as Exhibit A.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

Exhibit A

WORKER 1: Bro, I've got forty-three bucks until payday.
WORKER 2: Lucky. I've got twelve.
WORKER 2: When do we get paid again?
WORKER 1: Next Friday.
CHAD: Hey, bro... you don't know about CHAD?
CHAD: Thirteen percent annual dividend. Paid daily.
CHAD: With CHAD... payday is every day.
WORKER 2: What just happened?